Date: November 13, 2012	Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY RESOURCES ELECTS TAYLOR AS NEW DIRECTOR

WALL, N.J. - New Jersey Resources (NJR) today announced the election of Sharon C. Taylor to its board of directors. Ms. Taylor serves as senior vice president of human resources for Prudential.

“New Jersey Resources will be incredibly fortunate to draw from Sharon's guidance and wealth of experience in human resources, business diversity and corporate social responsibility,” said Laurence M. Downes, chairman and CEO of NJR. “We look forward to Sharon's expertise and perspective, and welcome her to the NJR family.”

Ms. Taylor chairs The Prudential Foundation, Prudential's Investment Oversight Committee and is a member of Prudential's senior management committee. She is responsible for the human resources policies, strategies, programs and infrastructure that support Prudential's domestic and international businesses.

Ms. Taylor serves on the executive committee of the Newark Regional Business Partnership, and also sits on the boards of the American Repertory Ballet, the Human Resources Policy Association, Montclair Art Museum and the advisory board of the National Council of LaRaza.

Ms. Taylor will join the board of directors after its November board meeting.

About New Jersey Resources
New Jersey Resources, a Fortune 1000 company, provides safe and reliable natural gas and renewable energy services, including transportation, distribution and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With $3 billion in annual revenues, NJR safely and reliably operates and maintains 6,800 miles of natural gas transportation and distribution infrastructure to serve approximately half a million customers; develops and manages a diverse portfolio of 1.5 Bcf/day of firm transportation and over 62.1 Bcf of firm storage capacity; offers low-carbon, clean energy solutions through its commercial and residential solar programs and provides appliance installation, repair and contract service to nearly 135,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njresources.com, “Like” us at Facebook.com/NewJerseyNaturalGas, follow us on Twitter @NJNaturalGas and download our free NJR investor relations app for iPad.